Exhibit 4.5

October 23, 2007

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

The Bank of New York
101 Barclay Street, Floor 8W
New York, NY 10286
Attention: Corporate Finance Division

Ladies and Gentlemen:

                    This Agreement is dated as of October 23, 2007 (the “Agreement”) by and among CIT Group Inc., a Delaware corporation (the “Company”), Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., as the remarketing agents (the “Remarketing Agents”), and The Bank of New York, a New York banking corporation, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below).

Section 1.
Definitions.

                    (a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement, dated as of October 23, 2007, among the Company, The Bank of New York as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, and The Bank of New York as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time (the “Purchase Contract and Pledge Agreement”).

                    (b) As used in this Agreement, the following terms have the following meanings:

                    “Agreement” has the meaning specified in the first paragraph of this Remarketing Agreement.

                    “Commencement Date” has the meaning specified in Section 3.

                    “Commission” means the Securities and Exchange Commission.

                    “Company” has the meaning specified in the first paragraph of this Remarketing Agreement.

                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                    “Final Remarketing” has the meaning specified in Section 2(c).

                    “Final Remarketing Date” has the meaning specified in Section 2(c).

                    “First Remarketing Date” means the date on or after November 2, 2010, but no later than November 10, 2010 (the fifth Business Day immediately preceding the Purchase Contract Settlement Date), specified by the Company in the Remarketing Notice, on which the Remarketing Agents shall first use their reasonable efforts to remarket the Remarketed Senior Notes at the Remarketing Price.

                    “indemnified party” has the meaning specified in Section 7(c).

                    “indemnifying party” has the meaning specified in Section 7(c).

                    “Initial Remarketing” has the meaning specified in Section 2(b).

                    “Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act.

                    “Preliminary Prospectus” means any preliminary prospectus relating to the Remarketed Senior Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus.

                    “Prospectus” means the prospectus relating to the Remarketed Senior Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b), including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.

                    “Purchase Contract and Pledge Agreement” has the meaning specified in Section 1(a).

                    “Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the

Remarketed Senior Notes pursuant to Section 5(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the Prospectus and any post-effective amendments thereto.

                    “Remarketed Senior Notes” means the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and the Separate Senior Notes, if any, subject to Remarketing as identified to the Remarketing Agents by the Purchase Contract Agent and the Custodial Agent, respectively, as of 5:00 p.m., New York City time, on the second Business Day immediately preceding the First Remarketing Date, as modified in connection with the Remarketing, and shall include: (a) the Senior Notes underlying the Pledged Applicable Ownership Interests in Notes of the Holders of Corporate Units who have not notified the Purchase Contract Agent prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the First Remarketing Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment prior to 5:00 pm, New York City time, on the first Business Day immediately preceding the First Remarketing Date pursuant to the terms of the Purchase Contract and Pledge Agreement, and (b) the Separate Senior Notes of the holders of Separate Senior Notes, if any, who have elected to have their Separate Senior Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.

                    “Remarketing” means the remarketing of the Remarketed Senior Notes pursuant to this Remarketing Agreement during the Remarketing Period.

                    “Remarketing Fee” has the meaning specified in Section 4.

                    “Remarketing Materials” means the Preliminary Prospectus, the Prospectus or any other information furnished by the Company to the Remarketing Agents for distribution to investors in connection with the Remarketing.

                    “Remarketing Notice” has the meaning specified in Section 2(b).

                    “Remarketing Settlement Date” means the Purchase Contract Settlement Date.

                    “Reset Rate” has the meaning specified in Section 2(d).

                    “Securities” has the meaning specified in Section 10.

                    “Securities Act” means the Securities Act of 1933, as amended.

                    “Senior Notes” means the series of senior notes, as modified in connection with the Remarketing, designated 7.50% Senior Notes due 2015 of the Company.

                    “Successful Remarketing” has the meaning specified in Section 2(c).

                    “Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.

                    “Underwriting Agreement” means the Underwriting Agreement dated as of October 17, 2007 among the Company and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein.

Section 2.
Appointment and Obligations of the Remarketing Agents.

                    (a) The Company hereby appoints Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. as the exclusive Remarketing Agents, and, subject to the terms and conditions set forth herein, Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. hereby accept appointment as Remarketing Agents, for the purpose of (i) remarketing the Remarketed Senior Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Indenture, the Reset Rate for the Notes, and (iii) performing such other duties as are assigned to the Remarketing Agents in the Transaction Documents.

                    (b) The Company or the Purchase Contract Agent, at the Company’s request, shall provide the Remarketing Notice, not later than 10:00 a.m., New York City time, on October 5, 2010, to Holders of Units and holders of Separate Senior Notes of the Remarketing to occur. Such Remarketing Notice shall specify the First Remarketing Date, the dates of the Remarketing Period, procedures to be followed in the Remarketing and specify the Cash Settlement Amount payable in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement if Holders elect not to participate in the Remarketing. Unless a Special Event Redemption or a Termination Event has occurred, on the First Remarketing Date, the Remarketing Agents shall use their reasonable efforts to remarket (the “Initial Remarketing”) the Remarketed Senior Notes, at the Remarketing Price.

                    (c) In the case of a Failed Remarketing on the First Remarketing Date and unless a Special Event Redemption or a Termination Event has occurred, on each successive Business Day to, and including, the earlier of (i) the third Business Day immediately preceding the Purchase Contract Settlement Date (the “Final Remarketing Date”) and (ii) the day of Successful Remarketing, the Remarketing Agents shall use their reasonable efforts to remarket the Remarketed Senior Notes at the Remarketing Price. In the event of a Failed Remarketing on the Final Remarketing Date, the provisions of Section 5.02(b)(v) of the Purchase Contract and Pledge Agreement shall govern. It is understood and agreed that the Remarketing on any Remarketing Date will be considered a “Successful Remarketing” and no further attempts will be made if the aggregate purchase price agreed to be paid by buyer of Senior Notes in the Remarketing are at least equal to the Remarketing Price.

                    (d) In connection with each Remarketing, the Remarketing Agents shall determine, in consultation with the Company, the terms of the Senior Notes, including those which may be modified in connection with the Remarketing pursuant to the Indenture, including the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, that the Senior Notes should bear (the “Reset Rate”) in order for the Remarketed Senior Notes to have an aggregate market value equal to the Remarketing Price and that in the sole reasonable discretion of the Remarketing Agents will enable them to remarket all of the Remarketed Senior Notes at the Remarketing Price in such Remarketing; provided that such rate shall not exceed the maximum interest rate permitted by applicable law.

                    (e) If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (1) the Remarketing Agents are unable to remarket all of the Remarketed Senior Notes, other than to the Company, at the Remarketing Price pursuant to the terms and conditions hereof or (2) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, a “Failed Remarketing” shall be deemed to have occurred. The Remarketing Agents shall advise by telephone the Depositary, the Purchase Contract Agent and the Company of any such Failed Remarketing. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agents.

                    (f) In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agents shall advise, by telephone:

(1)

the Depositary, the Purchase Contract Agent and the Company of the Reset Rate determined by the Remarketing Agents in such Remarketing and the number of Remarketed Senior Notes sold in such Remarketing;

(2)	each purchaser (or the Depositary Participant thereof) of Remarketed Senior Notes of the Reset Rate and the number of Remarketed Senior Notes such purchaser is to purchase;

(3)

each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Senior Notes purchased through the facilities of the Depositary; and

(4)

each such purchaser (or Depositary Participant thereof) that the Remarketed Senior Notes will not be delivered until the Purchase Contract Settlement Date and that if such purchaser wishes to trade the Remarketed Senior Notes that it has purchased prior to the third Business Day preceding the Purchase Contract Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

                    The Remarketing Agents shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.

                    (g) The proceeds from a Successful Remarketing (i) with respect to the Senior Notes underlying the Applicable Ownership Interests in Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement and (ii) with respect to the Separate Senior Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Senior Notes in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement.

                    (h) The right of each holder of Remarketed Senior Notes to have such Remarketed Senior Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i) the Remarketing Agents conduct (A) an Initial Remarketing and (B) in the event of Failed Remarketing on the First Remarketing Date, a Remarketing on each subsequent Business Day to and including the earlier of (x) the day of Successful Remarketing and (y) the Final Remarketing Date, each pursuant to the terms of this Agreement, (ii) neither a Special Event Redemption nor a Termination Event has occurred prior to such Remarketing Date, (iii) the Remarketing Agents are able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price based on the Reset Rate, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agents as and when required.

                    (i) It is understood and agreed that the Remarketing Agents shall not have any obligation whatsoever to purchase any Remarketed Senior Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Senior Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement. Neither the Company nor the Remarketing Agents shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Senior Notes for Remarketing.

Section 3.
Representations and Warranties of the Company.

                    The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) on and as of the applicable Remarketing Date and (iii) on and as of the Remarketing Settlement Date, that:

                    (a) Each of the representations and warranties of the Company as set forth in Section 1 (other than those made in subsection (i), (k) and (l)) of the Underwriting Agreement is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(a), any reference in such sections of the Underwriting Agreement to (i) the “Registration Statement” and the “Prospectus” shall be deemed to refer to such terms as defined herein, (ii) the “Closing Date” shall be deemed to refer to the Remarketing Settlement Date, (iii) the “Securities” shall be deemed to refer to the Remarketed Senior Notes, (iv) the “preliminary prospectus” shall be deemed to refer to the “Preliminary Prospectus,” (v) “Agreement” shall be deemed to refer to this Agreement, (vi) “Underwriter” shall be deemed to refer to the Remarketing Agents and (vii) “Transaction Documents” shall be deemed to refer to this Agreement, the Notes and the Indenture.

                    (b) The Notes and the Indenture conform in all material respects to the description thereof contained in the Prospectus, if any.

                    (c) No default or an event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, shall occur and be continuing, under any of the Securities Agreements (as defined in the Underwriting Agreement).

Section 4.
Fees.

                    In the event of a Successful Remarketing of the Remarketed Senior Notes, the Company shall pay the Remarketing Agents a remarketing fee to be agreed upon in writing by the Company and each Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”). Such Remarketing Fee shall be paid by the Company on the Remarketing Settlement Date in cash by wire transfer of immediately available funds to accounts designated by the Remarketing Agents.

Section 5.
Covenants of the Company.

                    The Company covenants and agrees as follows:

                    (a) If and to the extent the Remarketed Senior Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agents or the Company) to be registered under the Securities Act as in effect at the time of the Remarketing,

(1)

to prepare the Registration Statement and the Prospectus, in a form approved by the Remarketing Agents, to file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;

(2)

to file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agents, be required by the Securities Act or requested by the Commission;

(3)

to advise the Remarketing Agents, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agents with copies thereof;

(4)

to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Senior Notes;

(5)	to file all Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act;

(6)

to advise the Remarketing Agents, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, of the suspension of the qualification of any of the Remarketed Senior Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or any Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(7)

to furnish promptly to the Remarketing Agents such copies of the following documents as the Remarketing Agents shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus; (C) the Prospectus and any amended or supplemented Prospectus; and (D) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agents and, upon their request, to file such document and to prepare and furnish without charge to the Remarketing Agents and to any dealer in securities as many copies as the Remarketing Agents may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;

(8)

prior to filing with the Commission (A) any amendment to the Registration Statement or supplement to the Prospectus or (B) any Prospectus pursuant to Rule 424 under the Securities Act, to furnish a copy thereof to the Remarketing Agents; and not to file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agents;

(9)

as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make “generally available to its security holders” an “earnings statement” of the Company and its subsidiaries complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158). The terms “generally available to its security holders” and “earnings statement” shall have the meanings set forth in Rule 158; and

(10)

to take such action as the Remarketing Agents may reasonably request in order to qualify the Remarketed Senior Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agents may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

                    (b) To pay: (1) the costs incident to the preparation and printing of the Registration Statement, if any, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (2) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (3) any fees and expenses of qualifying the Remarketed Senior Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(10) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (4) all other costs and expenses incident to the performance of the obligations of the Company hereunder and the Remarketing Agents hereunder; and (5) the reasonable fees and expenses of counsel to the Remarketing Agents in connection with their duties hereunder.

                    (c) To furnish the Remarketing Agents with such information and documents as the Remarketing Agents may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agents and any accountant, attorney or other advisor retained by the Remarketing Agents such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Company’s officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.

Section 6.
Conditions to the Remarketing Agents’ Obligations.

                    The obligations of the Remarketing Agents hereunder shall be subject to the following conditions:

                    (a) The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); the Issuer Free Writing Prospectus, if any, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been timely filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Company has paid the fees required by the Commission relating to the Remarketed Senior Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

                    (b) (1) Trading in the Company’s securities shall not have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the NYSE shall not have been suspended or limited or minimum prices shall not have been established on such exchange; (2) a banking moratorium shall not have been declared either by U.S. federal or New York State authorities; or (iii) there shall not have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such, in the sole judgment of the Remarketing Agents, as to prevent or materially impair the Remarketing, or enforcement of contracts for sale, of the Remarketed Senior Notes.

                    (c) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date, and the Company, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein or in the Purchase Contract and Pledge Agreement to be performed on their part at or prior to such Remarketing Date.

                    (d) The Company shall have furnished to the Remarketing Agents a certificate, dated the applicable Remarketing Date, of the Chief Financial Officer satisfactory to the Remarketing Agents stating that the representations and warranties of the Company in Section 3 are true and correct on and as of the applicable Remarketing Date and the Company has performed in all material respects all covenants and agreements contained herein to be performed on its part at or prior to such Remarketing Date.

                    (e) On the applicable Remarketing Date, the Remarketing Agents shall have received a letter addressed to the Remarketing Agents and dated such date, in form and substance satisfactory to the Remarketing Agents, of the independent accountants of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any.

                    (f) Each of (i) outside counsel for the Company reasonably acceptable to the Remarketing Agents, and (ii) counsel of the Company, shall have furnished to the Remarketing Agents its opinion, addressed to the Remarketing Agents and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agents addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Sections 6(b) and 6(c), respectively, of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agents.

                    (g) Counsel for the Remarketing Agents, shall have furnished to the Remarketing Agents its opinion, addressed to the Remarketing Agents and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agents.

                    (h) Subsequent to the Commencement Date and prior to the applicable Remarketing Date, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

Section 7.
Indemnification.

                    (a) The Company agrees to indemnify and hold harmless each Remarketing Agent and any person who controls such Remarketing Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, such Remarketing Agent or any such controlling person may incur under the Securities Act or otherwise, insofar as such loss, expense, liability or claim arised out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus, the Preliminary Prospectus taken together with any Issuer Free Writing Prospectuses used at or prior to the time of the first sale (the “Disclosure Package”) or the Prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such loss, expense, liability or claim arises out of or is based upon any alleged untrue statement of a material fact contained (i) therein in conformity with the information furnished in writing by or on behalf of any Remarketing Agent to the Company expressly for use in such documents or (ii) in the Form T-1 Statement of Eligibility under the Trust Indenture Act of the Indenture Trustee or arises out of or is based upon any alleged omission to state therein a material fact in connection with such information required to be stated therein or necessary to make such information not misleading. The Company’s agreement to indemnify each Remarketing Agent or any such controlling person as aforesaid is expressly conditioned upon the Company being notified of the action in connection therewith brought against a Remarketing Agent or such controlling person by letter or telegram or facsimile transmission addressed to the Company with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon a Remarketing Agent or such controlling person (or after such Remarketing Agent or such controlling person shall have received notice of such service upon any agent designated by such Remarketing Agent or such controlling person), but failure so to notify the Company shall not relieve the Company from any liability which it may have to a Remarketing Agent or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 7.

          The Company shall assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel satisfactory to such Remarketing Agent or such controlling person and the payment of all expenses. The Remarketing Agent or such controlling person against whom such suit is brought shall have the right to employ one separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Remarketing Agent or the expense of such controlling person unless (i) the employment of such counsel has been specifically authorized by the Company or (ii) the named parties to any such suit (including any impleaded parties) include such Remarketing Agent or such controlling person and the Company and such Remarketing Agent or such controlling person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case the Company shall not have the right to assume the defense of such action on the behalf of such Remarketing Agent or on the behalf of such controlling person, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for such Remarketing Agent and such controlling persons, which firm (and local counsel, if any) shall be designated in writing by the Remarketing Agent. The Company shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Company from all liability arising out of such loss, expense, liability or claim.

          The Company agrees to notify each Remarketing Agent with reasonable promptness of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the issue and sale of the Securities or with the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendments or supplements thereto.

                    (b) The Remarketing Agents represent and warrant that the information furnished in writing to the Company expressly for use with reference to the Remarketing Agents in the Registration Statement, the Preliminary Prospectus, the Disclosure Package or the Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact in connection with such information required to be stated in the Registration Statement, the Preliminary Prospectus or the Prospectus or necessary to make such information (in the case of the Preliminary Prospectus or the Prospectus, in light of the circumstances under which such information was provided) not misleading.

          Each Remarketing Agent severally agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any other indemnified person may incur under the Securities Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendment or supplement thereto which is in reliance on and in conformity with information furnished in writing by or on behalf of the Remarketing Agents to the Company expressly for use with reference to the Remarketing Agents, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in any of such documents or necessary to make such information (in the case of the Preliminary Prospectus, the Disclosure Package or the Prospectus, in light of the circumstances under which such information was provided) not misleading. Each Remarketing Agent’s agreement to indemnify the Company and any other indemnified person as aforesaid is expressly conditioned upon such Remarketing Agent being notified of the action in connection therewith brought against the Company or any other indemnified person by letter, telegram, or facsimile transmission addressed to it at its address furnished to the Company for the purpose, with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon the Company or any other indemnified person (or after the Company or any such person shall have received notice of such service on any agent designated by the Company or any such person), but failure so to notify a Remarketing Agent shall not relieve such Remarketing Agent from any liability which it may have to the Company or any other indemnified person otherwise than on account of the indemnity agreement contained in this Section 7.

          Each Remarketing Agent shall assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel satisfactory to the Company or such other person and the payment of all expenses. The Company or other indemnified person against whom such suit is brought shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Company or such other indemnified person unless (i) the employment of such counsel has been specifically authorized by such Remarketing Agent or (ii) the named parties to any suit (including any impleaded parties) include the Company or such other indemnified person and such Remarketing Agent, and the Company or such other indemnified person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Remarketing Agent, in which case the Remarketing Agent shall not have the right to assume the defense of such action on behalf of the Company or such other indemnified person, it being understood, however, that such Remarketing Agent shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for the Company and such person, which firm (and local counsel, if any) shall be designated in writing by the Company. A Remarketing Agent shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of such Remarketing Agent from all liability arising out of such loss, expense, liability or claim.

Section 8.
Contribution.

                    (a) If the indemnification provided for in this Agreement is unavailable to or insufficient to hold harmless an indemnified party under Sections 7(a) and 7(b) above for any reason other than as specified therein in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agents on the other hand from the remarketing of the Remarketed Senior Notes; or (ii) if the allocation provided in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Agents on the other hand in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Remarketing Agents on the other hand shall be deemed to be in the same proportion as the total net proceeds (before deducting expenses) to the Company from the Remarketing of the Remarketed Senior Notes bears to the total fees received by the Remarketing Agents. The relative fault of the Company on the one hand and of the Remarketing Agents on the other hand shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

                    (b) The Company and the Remarketing Agents agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(a). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Remarketing Agents shall not be required to contribute any amount in excess of the amount by which the Remarketing Fee exceeds the amount of any damages that the Remarketing Agents have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in Section 7 and Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 9.
Resignation and Removal of the Remarketing Agents.

                    Each of the Remarketing Agents may resign and be discharged from its duties and obligations hereunder, and the Company may remove either of the Remarketing Agents, by giving 30 days’ prior written notice, in the case of a resignation, to the Company, the remaining Remarketing Agent and the Purchase Contract Agent and, in the case of a removal, to the removed Remarketing Agent and the Purchase Contract Agent; provided, however, that no such resignation nor any such removal shall become effective (i) unless there is one remaining Remarketing Agent or (ii) if (i) does not apply, until the Company shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.

                    In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 7 and Section 8 shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

Section 10.
Dealing in Securities.

                    Each Remarketing Agent, when acting as a Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Senior Notes, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”). The Remarketing Agents may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if they did not act in any capacity hereunder. Each Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Section 11.
Remarketing Agents’ Performance; Duty of Care.

                    The duties and obligations of the Remarketing Agents shall be determined solely by the express provisions of this Agreement and the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agents shall be read into this Agreement or any of the Transaction Documents. In the absence of bad faith on the part of the Remarketing Agents, the Remarketing Agents may conclusively rely upon any document furnished to them, as to the truth of the statements expressed in any of such documents. The Remarketing Agents shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agents shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and they shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the First Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. Each Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Senior Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is (i) judicially determined to have resulted from its failure to comply with the material terms of this Agreement or bad faith, gross negligence or willful misconduct on its part or (ii) determined pursuant to Section 7 or 8 of this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

Section 12.
Termination.

                    This Agreement shall automatically terminate (i) as to a Remarketing Agent on the effective date of the resignation or removal of such Remarketing Agent pursuant to Section 9 and (ii) on the earlier of (x) any Special Event Redemption Date, (y) the occurrence of a Termination Event and (z) the Business Day immediately following the Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to such Remarketing Agent and such Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by a Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse such Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Sections 7, 8 and 11 hereof shall survive the termination of this Agreement or the resignation or removal of a Remarketing Agent.

Section 13.
Notices.

                    All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)	if to the Remarketing Agents, shall be delivered or sent by mail, telex or facsimile transmission to

Morgan Stanley & Co. Incorporated,

1585 Broadway, New York, NY, 10036,

Attention: Serkan Savasoglu (Fax: 212-404-9481)

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: Craig Stine (Fax: 646-274-5179)

(b)

if to the Company, shall be delivered or sent by mail,
telex or facsimile transmission to CIT Group Inc., 1
CIT Drive, Livingston, New Jersey 07039, Attention:
Treasurer and General Counsel (Fax: 973-740-5148); and

(c)

if to the Purchase Contract Agent, shall be delivered
or sent by mail, telex or facsimile transmission to
The Bank of New York, 101 Barclay Street – 8W,
New York, NY 10286, Attention: Corporate Finance
Division (Tel: 212-815-5995, Fax: 212-815-5704).

                    Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

Section 14.
Persons Entitled to Benefit of Agreement.

                    This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agents and the person or persons, if any, who control the Remarketing Agents within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agents contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 15.
Survival.

                    The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and the Remarketing Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agents, the Company or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of the Remarketed Senior Notes. The provisions of Sections 7 and 8 shall survive the termination and cancellation of this Agreement.

Section 16.
Governing Law.

                    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 17.
Judicial Proceedings.

                    Each party hereto expressly accepts and irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 18.
Counterparts.

                    This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Section 19.
Headings.

                    The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 20.
Severability.

                    If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 21.
Amendments.

                    This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Notes, the Notes or the Corporate Units that would in any way adversely affect the rights, duties and obligations of the Remarketing Agents, without the prior written consent of the Remarketing Agents.

Section 22.
Successors and Assigns.

                    Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of any of the Remarketing Agents hereunder may not be assigned or delegated to any other Person (other than an affiliate of such Remarketing Agent) without the prior written consent of the Company.

                    If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agents and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.

Section 23.
Rights of the Purchase Contract Agent.

                    Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours,

CIT GROUP INC.

By:	/s/ Glenn A. Votek

Name: Glenn A. Votek
Title: Executive Vice President and Treasurer

CONFIRMED AND ACCEPTED:

MORGAN STANLEY & CO. INCORPORATED,
as Remarketing Agent

By:	/s/ Serkan Sanasoglu

Name: Serkan Sanasoglu
Title: Executive Director

CITIGROUP GLOBAL MARKETS INC.,
as Remarketing Agent

By:	/s/ Guy Seebohm

Name: Guy Seebohm
Title: Director

THE BANK OF NEW YORK,
not individually, but solely as Purchase Contract
Agent and as attorney-in-fact for the Holders of
the Purchase Contracts

By:	/s/ Larry O'Brien

Name: Larry O'Brien
Title: Vice President